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                                      EXHIBIT 99










                                    PRESS RELEASE

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                                    [LETTERHEAD]

[LOGO]

                                FOR IMMEDIATE RELEASE

              MITCHAM INDUSTRIES AND INPUT/OUTPUT EXTEND EXCLUSIVE LEASE
                       REFERRAL AGREEMENT THROUGH MAY 31, 2000

                   ADDITIONAL EQUIPMENT COVERED UNDER NEW AGREEMENT

HUNTSVILLE, TX, June 13, 1996 -- Mitcham Industries, Inc. (NASDAQ:MIND), the leading independent company specializing in the leasing of 3-D seismic equipment to the oil and gas industry, today announced that its Exclusive Lease Referral Agreement with Input/Output, Inc. (NYSE: IO), a world leader in the design and manufacture of 3-D seismic data acquisition systems and related equipment, has been extended through May 31, 2000, and certain terms thereof amended. The original agreement, entered into by the two companies in February 1994, was scheduled to expire on December 31, 1996.

Under the agreement, Mitcham Industries has been the exclusive third-party recipient of requests from Input/Output customers to lease certain Input/Output 3-D equipment in North and South America. Pursuant to the amended agreement, Mitcham Industries must purchase an aggregate of $3 million of Input/Output equipment between June 1 and November 31, 1996, with a minimum of $1.5 million to be purchased by August 31, 1996. After December 31, 1996, discounts and credits will not be available unless certain minimum purchases are made. Since the signing of the agreement in February 1994, Mitcham Industries estimates that it has purchased approximately $8.0 million of Input/Output equipment.

                                        -more-

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Mitcham Industries, Inc. News Release                                     Page 2
June 13, 1996


Commenting, Billy F. Mitcham, Jr., Chairman, President and Chief Executive Officer of Mitcham Industries, said, "The I/O and Mitcham Industries association has been mutually rewarding, and as a result, I/O has agreed not only to extend the term of the Exclusive Lease Referral Agreement but has also added its bottom cable systems to the equipment covered under our agreement."

I/O's President and Chief Executive Officer, Gary D. Owens stated, "Mitcham Industries plays a vital role in the 3-D seismic technology market by providing equipment to geophysical contractors that must occasionally supplement existing equipment inventories for specific jobs. 3-D seismic technology provides the most accurate data available for identifying oil and gas deposits and is an invaluable tool for exploration companies striving to increase productivity and reduce exploration costs. In a capital constrained industry, Mitcham Industries makes this process more affordable."

Mitcham Industries, Inc. is the leading independent company specializing in the leasing of 3-D seismic equipment to the oil and gas exploration industry. Mitcham also sells new and "experienced" seismic equipment. The Company has sold and leased seismic equipment for over nine years.


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